Exhibit 99.1

Contact: Sean K.F. Hannan, Vice President, Investor Relations Sean.Hannan@ttmtech.com +1 339 466 7737

TTM Technologies, Inc. Reports Third Quarter 2026 Results

SANTA ANA, Calif. – October 22, 2026 – TTM Technologies, Inc. (NASDAQ: TTMI) (“TTM”), a leading global manufacturer of technology products, including mission systems, radio frequency (“RF”) components, RF microwave/microelectronic assemblies, and technologically advanced interconnect products, including printed circuit boards (“PCB”s) and substrates, today reported results for the third quarter of 2026, which ended on September 28, 2026.

Third Quarter 2026 Highlights

•	Net sales were $1.2 billion, up 60% year on year, and an all-time quarterly record

•	GAAP net income of $84.8 million, or $0.79 per diluted share

•	Adjusted EBITDA of $242.3 million, or 20.1% of net sales, an all-time quarterly record

•	Non-GAAP net income of $157.8 million, or $1.46 per diluted share, an all-time quarterly record

•	Cash flow from operations of $154.7 million, or 12.9% of net sales

•	Total book to bill of 2.13

•	A&D end market was 34% of total net sales; and total A&D program backlog was $2.0 billion

•	Data Center and Networking end market was 41% of total net sales driven by continued AI demand

Recent Acquisition Activity

•

October 19, 2026 – TTM announced plans to acquire the Ophir Optics business from MKS Inc. (NASDAQ: MKSI) for $650 million, or 10.3x expected FY 2027 Adjusted EBITDA, in an all-cash transaction that is expected to be funded through a combination of cash on hand, expected future cash flow, and borrowings under TTM’s existing revolving credit facility. This proposed acquisition is not included in current guidance.

•

October 9, 2026 – In furtherance of TTM’s strategic initiative to expand its footprint in Europe, TTM entered into a definitive agreement with plans to acquire Merlin Circuit Technology Ltd. and Merlin Flex Ltd., two small printed circuit board fabrication factories in the United Kingdom for an undisclosed amount, with transaction funding expected to come from cash on hand. The transaction is subject to regulatory approvals and is expected to close during the fourth quarter of 2026. This proposed acquisition is not included in current guidance.

•

TTM previously announced the planned acquisition of ILFA GmbH, a German printed circuit manufacturer. The acquisition is expected to close during the fourth quarter of 2026 and is excluded from current guidance.

•

In recent weeks and up through the date of this press release, TTM has completed the previously announced acquisitions of Swiss Technology Group (“STG”) and Epiq Solutions (“Epiq”). These acquisitions are now included in current guidance.

Contact: Sean K.F. Hannan, Vice President, Investor Relations Sean.Hannan@ttmtech.com +1 339 466 7737

Third Quarter 2026 GAAP Financial Results

Net sales in the third quarter of 2026 were $1.2 billion, compared to $752.7 million in the third quarter of 2025.

GAAP operating income in the third quarter of 2026 was $162.3 million. This compared to GAAP operating income in the third quarter of 2025 of $71.9 million.

GAAP net income in the third quarter of 2026 was $84.8 million, or $0.79 per diluted share. This compared to GAAP net income in the third quarter of 2025 of $53.1 million, or $0.50 per diluted share.

Third Quarter 2026 Non-GAAP Financial Results

Adjusted EBITDA in the third quarter of 2026 was $242.3 million, or 20.1% of net sales, compared to adjusted EBITDA of $120.9 million, or 16.1% of net sales, in the third quarter of 2025.

Non-GAAP net income in the third quarter of 2026 was $157.8 million, or $1.46 per diluted share, compared to non-GAAP net income of $71.0 million, or $0.67 per diluted share, in the third quarter of 2025.

“Once again, we delivered quarterly records for both net sales and non-GAAP EPS,” said Edwin Roks, CEO of TTM. “All key markets contributed to our 60% year on year growth with Data Center & Networking up 115%, Medical, Industrial & Instrumentation up 97%, and Aerospace & Defense up 21%. Our margin expansion efforts are producing results as evidenced by adjusted EBITDA margin exceeding 20% for the first time. Our cash flow from operations continues to be solid which gives us confidence that we can comfortably handle the leverage from recent acquisitions and capital investments. Following the end of the third quarter and the previously disclosed completion of the Epiq Solutions acquisition on September 30, 2026, our net leverage ratio as of September 30, 2026, was 2.8x of pro-forma adjusted TTM EBITDA. By the expected closing date of the proposed acquisition of the Ophir Optics business, we expect leverage to be within our targeted range of 1.5-2.0x,” concluded Dr. Roks.

Dr. Roks added, “TTM is well positioned for growth for the foreseeable future. We expect continued healthy growth in our key end markets, with particular strength in Data Center & Networking and Aerospace & Defense. Our close customer relationships and strong operational execution add to our confidence in this outlook. Consistent with our strategic plan, the recent acquisitions broaden our offering in differentiated, long-cycle products, add geographic diversification and provide new platforms for future growth.

Business Outlook

For the fourth quarter of 2026, TTM estimates that net sales will be in the range of $1.42 billion to $1.44 billion, and non-GAAP net income will be in the range of $1.77 to $1.83 per diluted share. These fourth quarter estimates result in full year 2026 expected net sales of $4.47 billion to $4.49 billion and expected non-GAAP net income in the range of $4.97 to $5.03 per diluted share. Our fourth quarter estimate and full year 2026 outlook now include contributions from our closed STG and Epiq acquisition and associated financing costs.

Contact: Sean K.F. Hannan, Vice President, Investor Relations Sean.Hannan@ttmtech.com +1 339 466 7737

In addition, we are initiating our preliminary 2027 full year forecast with expected net sales in the range of $6.5 billion to $6.75 billion and expected non-GAAP net income in the range of $8.10 to $8.90 per diluted share. Our initial 2027 full year forecast includes contributions from recently closed acquisitions and associated financing costs while excluding the impacts of planned or potential acquisitions that have not been closed.

With respect to TTM’s outlook for non-GAAP net income per diluted share, we are unable to predict with reasonable certainty or without unreasonable effort certain items that may affect a comparable measure calculated and presented in accordance with GAAP. Our expected non-GAAP net income per diluted share excludes primarily the future impact of restructuring actions, impairment charges, unusual gains and losses including but not limited to unrealized foreign exchange translation, and tax adjustments. These reconciling items are highly variable and difficult to predict due to various factors outside of management’s control and could have a material impact on our future period net income per diluted share calculated and presented in accordance with GAAP. Accordingly, a reconciliation of non-GAAP net income per diluted share to a comparable measure calculated and presented in accordance with GAAP has not been provided because TTM is unable to provide such reconciliation without unreasonable effort. For the same reasons, TTM is unable to address the probable significance of the information.

Live Webcast/Conference Call

TTM will host a conference call and webcast to discuss third quarter 2026 results and the fourth quarter 2026 outlook today, October 22, 2026, at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time). The conference call will include forward-looking statements.

Access to the conference call will be available by clicking on the registration link TTM Technologies, Inc. Third Quarter 2026 Conference Call. Registering participants will receive dial in information and a unique PIN to join the call. Participants can register at any time up to the start of the conference call. The conference call will also be simulcast on the company’s website for those who would like to view the live webcast, and this can be accessed by clicking on the link TTM Technologies Third Quarter 2026 Webcast. The webcast will remain accessible for one week following the live event.

About TTM

TTM Technologies, Inc. is a leading global manufacturer of technology products, including mission systems, radio frequency (“RF”) components, RF microwave/microelectronic assemblies, and technologically advanced interconnect products, including PCBs and substrates. TTM stands for time-to-market, representing how TTM’s time-critical, one-stop design, engineering and manufacturing services enable customers to reduce the time required to develop new products and bring them to market. Additional information can be found at www.ttm.com.

Contact: Sean K.F. Hannan, Vice President, Investor Relations Sean.Hannan@ttmtech.com +1 339 466 7737

Forward-Looking Statements

The preliminary financial results included in this press release represent the most current information available to management. TTM’s actual results when disclosed in its Form 10-Q may differ from these preliminary results as a result of the completion of TTM’s financial closing procedures, final adjustments, completion of the review by TTM’s independent registered accounting firm, and other developments that may arise between now and the disclosure of the final results. This release contains forward-looking statements that relate to future events or performance. TTM cautions you that such statements are simply predictions and actual events or results may differ materially. These statements reflect TTM’s current expectations, and TTM does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other TTM statements will not be realized. Further, these statements involve risks and uncertainties, many of which are beyond TTM’s control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, general market and economic conditions, including interest rates, currency exchange rates, and consumer spending, demand for TTM’s products, market pressures on prices of TTM’s products, warranty claims, changes in product mix, contemplated significant capital expenditures and related financing requirements, TTM’s dependence upon a small number of customers, and other factors set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of TTM’s public reports filed with the SEC.

About Our Non-GAAP Financial Measures

To supplement our consolidated condensed financial statements presented on a GAAP basis, this release includes information about TTM’s adjusted EBITDA, pro-forma adjusted TTM EBITDA, adjusted EBITDA margin, non-GAAP net income, and non-GAAP earnings per diluted share (“EPS”), all of which are non-GAAP financial measures. TTM presents non-GAAP financial information to enable investors to see TTM through the eyes of management and to provide better insight into TTM’s ongoing financial performance.

A material limitation associated with the use of the above non-GAAP financial measures is that they have no standardized measurement prescribed by GAAP and may not be comparable to similar non-GAAP financial measures used by other companies. TTM compensates for these limitations by providing full disclosure of each non-GAAP financial measure and reconciliations below to the most directly comparable GAAP financial measure. However, the non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

- Tables Follow -

TTM TECHNOLOGIES, INC.

Selected Unaudited Financial Information

(In thousands, except per share data)

	Third Quarter		First Three Quarters
	2026	2025	2026	2025
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
Net sales	$1,203,855	$752,736	$3,053,885	$2,132,025
Cost of goods sold	911,991	596,000	2,368,982	1,696,208

Gross profit	291,864	156,736	684,903	435,817

Operating expenses:
Selling and marketing	25,142	21,796	75,626	64,383
General and administrative	87,554	48,598	218,406	142,091
Research and development	9,646	7,038	25,432	22,111
Amortization of definite-lived intangibles	6,889	6,889	20,666	20,666
Restructuring charges	380	509	1,016	2,631

Total operating expenses	129,611	84,830	341,146	251,882

Operating income	162,253	71,906	343,757	183,935
Interest expense	(12,809)	(10,399)	(33,905)	(32,958)
Loss on extinguishment of debt	—	—	(747)	—
Realized and unrealized losses on derivative instruments	(6,103)	—	(20,097)	—
Other, net	(1,640)	306	(7,535)	(2,648)

Income before income taxes	141,701	61,813	281,473	148,329
Income tax provision	(56,898)	(8,758)	(63,635)	(21,566)

Net income	$84,803	$53,055	$217,838	$126,763

Earnings per share:
Basic	$0.80	$0.51	$2.08	$1.24
Diluted	0.79	0.50	2.03	1.21
Weighted-average shares used in computing per share amounts:
Basic	105,665	103,321	104,596	102,337
Diluted	107,699	105,812	107,455	105,061
Reconciliation of the denominator used to calculate basic earnings per share and diluted earnings per share:
Weighted-average shares outstanding	105,665	103,321	104,596	102,337
Dilutive effect of performance-based stock units, restricted stock units and stock options	2,034	2,491	2,859	2,724

Diluted shares	107,699	105,812	107,455	105,061

SELECTED BALANCE SHEET DATA
	September 28, 2026	December 29, 2025
Cash and cash equivalents	$876,347	$501,234
Accounts receivable, net	836,362	563,741
Contract assets	793,552	468,006
Inventories	325,432	250,057
Total current assets	2,961,717	1,855,406
Property, plant and equipment, net	1,286,879	1,010,710
Total assets	5,562,920	3,840,331
Short-term debt, including current portion of long-term debt	$184,000	$3,815
Accounts payable	1,032,661	543,538
Contract liabilities	202,342	175,627
Total current liabilities	1,773,485	962,197
Long-term debt, net of discount and issuance costs	1,459,872	912,336
Total long-term liabilities	1,746,993	1,115,881
Total stockholders’ equity	2,042,442	1,762,253
Total liabilities and stockholders’ equity	5,562,920	3,840,331

SUPPLEMENTAL DATA
	Third Quarter		First Three Quarters
	2026	2025	2026	2025
Gross margin	24.2%	20.8%	22.4%	20.4%
Operating margin	13.5%	9.6%	11.3%	8.6%

	Third Quarter		First Three Quarters
	2026	2025	2026	2025
End market breakdown[1]:
Aerospace and Defense	34%	45%	37%	45%
Automotive	7%	11%	8%	11%
Data Center and Networking	41%	30%	39%	30%
Medical, Industrial, and Instrumentation	18%	14%	16%	14%

	Third Quarter		First Three Quarters
	2026	2025	2026	2025
Operating segment data[1]:
Net sales:
Aerospace & Defense	$416,540	$344,482	$1,150,954	$995,915
Commercial	787,882	408,920	1,904,530	1,137,249
Intersegment eliminations	(567)	(666)	(1,599)	(1,139)

Total net sales	$1,203,855	$752,736	$3,053,885	$2,132,025

Segment operating income:
Aerospace & Defense	77,041	56,010	195,681	146,524
Commercial	166,279	60,031	360,523	163,749

Total segment operating income	$243,320	$116,041	$556,204	$310,273

Unallocated amounts:
Restructuring	(380)	(509)	(1,016)	(2,631)
Acquisition-related and other charges	(13,564)	(15)	(18,510)	(15)
Stock-based compensation	(24,090)	(11,611)	(61,738)	(29,586)
Other corporate expenses	(33,809)	(22,775)	(103,511)	(66,433)
Amortization of definite-lived intangibles	(9,224)	(9,225)	(27,672)	(27,673)

Total operating income	$162,253	$71,906	$343,757	$183,935

RECONCILIATIONS[2]
	Third Quarter		First Three Quarters
	2026	2025	2026	2025
Non-GAAP gross profit reconciliation[3]:
GAAP gross profit	$291,864	$156,736	$684,903	$435,817
Add back item:
Amortization of definite-lived intangibles	2,335	2,336	7,006	7,007
Stock-based compensation	5,315	3,720	12,753	9,220
Unrealized (gain) loss on commodity hedge	(516)	(776)	2,763	(1,835)

Non-GAAP gross profit	$298,998	$162,016	$707,425	$450,209

Non-GAAP gross margin	24.8%	21.5%	23.2%	21.1%
Non-GAAP operating income reconciliation[4]:
GAAP operating income	$162,253	$71,906	$343,757	$183,935
Add back items:
Amortization of definite-lived intangibles	9,224	9,225	27,672	27,673
Stock-based compensation	24,090	11,611	61,738	29,586
Unrealized (gain) loss on commodity hedge	(516)	(776)	2,763	(1,835)
Restructuring, acquisition-related and other charges	13,945	581	19,527	2,818

Non-GAAP operating income	$208,996	$92,547	$455,457	$242,177

Non-GAAP operating margin	17.4%	12.3%	14.9%	11.4%
Non-GAAP net income and EPS reconciliation[5]:
GAAP net income	$84,803	$53,055	$217,838	$126,763
Add back items:
Amortization of definite-lived intangibles	9,224	9,225	27,672	27,673
Stock-based compensation	24,090	11,611	61,738	29,586
Non-cash interest expense	753	542	1,895	1,609
Loss on extinguishment of debt	—	—	747	—
Unrealized (gain) loss on commodity hedge	(516)	(776)	2,763	(1,835)
Unrealized (gain) loss on foreign exchange	4,738	502	3,529	8,466
Realized and unrealized losses on derivative instruments	6,103	—	20,097	—
Restructuring, acquisition-related and other charges	9,848	561	15,430	2,818
Income taxes[6]	18,732	(3,764)	(6,973)	(10,931)

Non-GAAP net income	$157,775	$70,956	$344,736	$184,149

Non-GAAP earnings per diluted share	$1.46	$0.67	$3.21	$1.75

	Third Quarter		First Three Quarters
	2026	2025	2026	2025
Adjusted EBITDA reconciliation[7]:
GAAP net income	$84,803	$53,055	$217,838	$126,763
Add back items:
Income tax (benefit) provision	56,898	8,758	63,635	21,566
Interest expense	12,809	10,399	33,905	32,958
Amortization of definite-lived intangibles	9,224	9,225	27,672	27,673
Depreciation expense	34,310	27,580	94,724	82,135
Stock-based compensation	24,090	11,611	61,738	29,586
Loss on extinguishment of debt	—	—	747	—
Unrealized (gain) loss on commodity hedge	(516)	(776)	2,763	(1,835)
Unrealized (gain) loss on foreign exchange	4,738	502	3,529	8,466
Realized and unrealized losses on derivative instruments	6,103	—	20,097	—
Restructuring, acquisition-related and other charges	9,848	561	15,311	2,818

Adjusted EBITDA	$242,307	$120,915	$541,959	$330,130

Adjusted EBITDA margin	20.1%	16.1%	17.7%	15.5%
Free cash flow reconciliation:
Operating cash flow	$154,711	$141,803	$272,883	$228,952
Capital expenditures, net	(79,921)	(99,233)	(237,138)	(222,687)

Free cash flow	$74,790	$42,570	$35,745	$6,265

[1]

Prior year end market revenue has been recasted due to merged Data Center Computing and Networking end markets. The operating segment data has been recasted also due to strategically realigning the RF and Specialty Components (RF&S Components) segment within the A&D segment during the quarter ended March 30, 2026.

[2]

This information provides a reconciliation of non-GAAP gross profit, non-GAAP operating income, non-GAAP net income, non-GAAP EPS, and adjusted EBITDA to the most comparable GAAP metric in our consolidated condensed statements of operations.

[3]	Non-GAAP gross profit and gross margin measures exclude amortization of definite-lived intangibles, stock-based compensation, and unrealized (gain) loss on commodity hedge.
[4]

Non-GAAP operating income and operating margin measures exclude amortization of definite-lived intangibles, stock-based compensation, unrealized (gain) loss on commodity hedge, restructuring, acquisition-related, and other charges.

[5]

This information provides non-GAAP net income and non-GAAP EPS, which are non-GAAP financial measures. Management believes that both measures — which add back amortization of definite-lived intangibles, stock-based compensation, non-cash interest expense, loss on extinguishment of debt, unrealized (gain) loss on commodity hedge, unrealized (gain) loss on foreign exchange, realized and unrealized losses on derivative instruments, restructuring, acquisition-related, and other charges as well as the associated tax impact of these charges and discrete tax items — provide additional useful information to investors regarding the Company’s ongoing financial condition and results of operations.

[6]	Income tax adjustments reflect the difference between income taxes based on a non-GAAP tax rate and a forecasted annual GAAP tax rate.
[7]

Adjusted EBITDA is defined as earnings before income tax (benefit) provision, interest expense, amortization of definite-lived intangibles, depreciation expense, stock-based compensation, loss on extinguishment of debt, unrealized (gain) loss on commodity hedge, unrealized (gain) loss on foreign exchange, realized and unrealized losses on derivative instruments, restructuring, acquisition-related, and other charges. We present adjusted EBITDA to enhance the understanding of our operating results, and it is a key measure we use to evaluate our operations. In addition, we provide our adjusted EBITDA because we believe that investors and securities analysts will find adjusted EBITDA to be a useful measure for evaluating our operating performance and comparing our operating performance with that of similar companies that have different capital structures and for evaluating our ability to meet our future debt service, capital expenditures, and working capital requirements. However, adjusted EBITDA should not be considered as an alternative to cash flows from operating activities as a measure of liquidity or as an alternative to net income as a measure of operating results in accordance with accounting principles generally accepted in the United States of America.